EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-255364, 333-235333, 333-222345 and 333-211060) on Form S-8; and No. 333-254696 on Form S‑3ASR of our reports dated February 28, 2022, with respect to the consolidated financial statements of Valley National Bancorp and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
February 28, 2022